Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, Pa. 19103-3615

For further information contact:	For release: Immediately

Thomas Golembeski (media) 215-977-6298

Peter Gvazdauskas (investors) 215-977-6322

No. 6

Sunoco Logistics Partners L.P. Increases Distribution and Reports

Earnings for First Quarter 2011

PHILADELPHIA, April 26, 2011 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced net income attributable to owners for the first quarter 2011 of $48 million ($1.08 per unit diluted), compared with $43 million ($1.06 per unit diluted) for the first quarter 2010. Highlights of the first quarter 2011 include:

•	Distributable cash flow of $63 million for the quarter compared to $54 million for the prior year period

•	Finished the quarter with a Debt to EBITDA ratio of 3.3x

•	Announced the development of Project Mariner West, an expansion of Project Mariner to Canadian markets

•	Announced the capacity expansion on West Texas Gulf pipeline to meet crude transportation demand from the Permian Basin

Sunoco Partners LLC, the general partner of the Partnership, declared a cash distribution for the first quarter 2011 of $1.195 per limited partnership unit ($4.78 annualized) to be paid on May 13, 2011 to unit holders of record on May 9, 2011. This represents the twenty-fourth consecutive quarterly distribution increase and resulted in a 1.2 times coverage ratio for the quarterly cash distribution.

“We had a strong quarter in our crude pipeline system and terminals facilities. There was high utilization on West Texas Gulf and Mid-Valley as demand for west Texas crude oil takeaway capacity has been exceptional,” said Lynn L. Elsenhans, Chairman and Chief Executive Officer. “At our refined products terminals, we are seeing the benefits of our growth programs to expand terminalling services, including butane blending, at our facilities. However, it was a challenging quarter for our refined products pipeline system due to significant unplanned refinery outages in the Northeast and general lower demand across our system.”

Speaking on recently announced growth projects, Elsenhans said: “We are excited about the projects currently in development which use our existing pipelines to meet customer need for takeaway capacity in Pennsylvania and Texas. Our Mariner West project, which is expected to come online by the third quarter 2012, is a great complement to our original Project Mariner as we will be able to provide greater ethane market access to Marcellus producers. Our West Texas Gulf joint venture’s expansion plan will provide necessary capacity to transport growing Permian Basin crude oil production to several end-user markets. We believe the flexibility to reach multiple markets is a key value driver for these projects.”

DETAILS OF FIRST QUARTER SEGMENT RESULTS

	Three Months Ended March 31,
	2011	2010	Variance
	(in millions)
Refined Products Pipeline System	$5	$8	$(3)
Terminal Facilities	29	22	7
Crude Oil Pipeline System	41	28	13

Operating Income	$75	$58	$17
Interest expense, net	20	15	5
Provision for income taxes	5	—	5

Net Income	$50	$43	$7
Net income attributable to noncontrolling interests	2	—	2

Net income attributable to Sunoco Logistics Partners L.P.	$48	$43	$5

Refined Products Pipeline System

Operating income for the first quarter 2011 decreased from the prior year period due to lower pipeline volumes on our refined product pipelines in the southwest and unplanned refinery outages in the northeast.

Terminal Facilities

The improvement in operating income from the prior year period was primarily related to increased results from the butane blending business acquired in July 2010, higher volumes and fees at the refined products terminals and higher operating gains at the Nederland Terminal facility. These improvements were partially offset by lower throughput at the Partnership’s refinery terminals related to unplanned refinery outages.

Crude Oil Pipeline System

Operating income for the first quarter 2011 increased from the prior year period primarily due to incremental operating income associated with the Partnership’s acquisitions of additional joint venture interests and higher lease acquisition results.

Financing Update

The increase in net interest expense was primarily attributable to the offering of $500 million of Senior Notes completed in February 2010. At March 31, 2011, the Partnership’s total debt balance was $1.28 billion, including $82 million of borrowings under its revolving credit facilities.

CAPITAL EXPENDITURES

	Three Months Ended March 31,
	2011	2010
	(in millions)
Maintenance capital expenditures	$3	$4
Expansion capital expenditures	25	23

Total	$28	$27

Expansion capital for the first quarter 2011 includes projects to expand upon the Partnership’s butane blending business, increase tankage at the Nederland facility and expand the Partnership’s refined products platform in the southwest United States. In March 2011, the Partnership announced the development of Project Mariner West as an expansion of Project Mariner to provide additional ethane takeaway capacity out of the Marcellus Shale. Also in March, West Texas Gulf Pipe Line Company, a consolidated joint venture, announced the development of a project to expand takeaway capacity out of the Permian Basin. The Partnership expects to invest $100 to $150 million in expansion capital, excluding the Mariner Projects, the Partnership’s share of the West Texas Gulf project and major acquisitions.

INVESTOR CALL

An investor call with management regarding our first quarter results is scheduled for Tuesday April 26 at 5:00 p.m. ET. Those wishing to listen can access the call by dialing (USA toll free) 888-889-4955; International (USA toll) 312-470-0130 and request “Sunoco Logistics Partners Earnings Call, Conference Code - Sunoco Logistics”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 866-400-9639. International callers should dial 203-369-0544.

ABOUT SUNOCO LOGISTICS

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary pipeline, terminalling and crude oil acquisition and marketing assets. The Refined Products Pipeline System consists of approximately 2,200 miles of refined products pipelines located in the northeast, midwest and southwest United States and equity interests in four refined products pipelines. The Terminal Facilities consist of approximately 10 million shell barrels of refined products terminal capacity and approximately 24 million shell barrels of crude oil terminal capacity (including approximately 21 million shell barrels of capacity at the Nederland Terminal on the Gulf Coast of Texas). The Crude Oil Pipeline System consists of approximately 5,400 miles of crude oil pipelines, located principally in Oklahoma and Texas.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 23, 2011. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	Three Months Ended March 31,
	2011	2010	Variance
	(in millions)
Income Statement:
Sales and other operating revenue	$2,258	$1,680	$578
Other income	2	8	(6)

Total revenues	2,260	1,688	572
Cost of products sold and operating expenses	2,145	1,594	551
Depreciation and amortization expense	18	15	3
Selling, general and administrative expenses	22	21	1

Total costs and expenses	2,185	1,630	555
Operating Income	75	58	17
Interest cost and debt expense	21	16	5
Capitalized interest	(1)	(1)	—

Income Before Provision for Income Taxes	55	43	12
Provision for income taxes	5	—	5

Net Income	$50	$43	$7
Net Income attributable to noncontrolling interests	2	—	2

Net Income attributable to Sunoco Logistics Partners L.P.	$48	$43	$5

Calculation of Limited Partners’ interest:
Net Income attributable to Sunoco Logistics Partners L.P.	$48	$43	$5
Less: General Partner’s interest	(12)	(10)	(2)

Limited Partners’ interest in Net Income	$36	$33	$3

Net Income per Limited Partner unit:
Basic	$1.09	$1.06

Diluted	$1.08	$1.06

Weighted Average Limited Partners’ units outstanding:
Basic	33.1	31.0

Diluted	33.3	31.2

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(unaudited)

	Three Months Ended March 31,
	2011	2010	Variance
	(in millions)
Refined Products Pipeline System:
Sales and other operating revenue	$27	$30	$(3)
Other income	2	2	—

Total revenues	29	32	(3)
Operating expenses	13	13	—
Depreciation and amortization expense	4	4	—
Selling, general and administrative expenses	7	7	—

Operating income	$5	$8	$(3)

Terminal Facilities:
Sales and other operating revenue	$87	$55	$32
Cost of products sold and operating expenses	43	20	23
Depreciation and amortization expense	8	6	2
Selling, general and administrative expenses	7	7	—

Operating income	$29	$22	$7

Crude Oil Pipeline System (1):
Sales and other operating revenue	$2,144	$1,595	$549
Other income	—	6	(6)

Total revenues	2,144	1,601	543
Cost of products sold and operating expenses	2,089	1,561	528
Depreciation and amortization expense	6	5	1
Selling, general and administrative expenses	8	7	1

Operating income	$41	$28	$13

(1)

In July 2010, the Partnership acquired additional interests in the Mid-Valley and West Texas Gulf crude oil pipelines, which previously had been recorded as equity investments. The Partnership obtained a controlling financial interest as a result of these acquisitions and began accounting for these entities as consolidated subsidiaries from their respective acquisition dates.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	March 31, 2011	December 31, 2010
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$2	$2

Revolving credit facilities (1)	$82	$31

Note from affiliate - due May 2013	100	100
Senior Notes	1,098	1,098

Total Debt	$1,280	$1,229

Sunoco Logistics Partners L.P. Partners’ equity	$963	$965
Noncontrolling interests	78	77

Total Equity	$1,041	$1,042

(1)	As of March 31, 2011, the Partnership had unutilized borrowing capacity of $376 million under its revolving credit facilities.

Sunoco Logistics Partners L.P.

Financial and Operating Statistics

(unaudited)

	Three Months Ended March 31,
	2011	2010
	(in millions)
Operating Income
Refined Products Pipeline System	$5	$8
Terminal Facilities	29	22
Crude Oil Pipeline System	41	28

Total Operating Income	$75	$58

Operating Highlights
Refined Products Pipeline System:
Refined products pipeline throughput (thousands of bpd)(1)	410	456
Revenue per barrel of pipeline throughput (cents)	71.8	70.9
Terminal Facilities:
Terminal throughput (thousands of bpd):
Refined products terminals	478	459
Nederland terminal	696	726
Refinery terminals	389	498
Crude Oil Pipeline System:
Crude oil pipeline throughput (thousands of bpd)(2)	1,493	837
Crude oil purchases at wellhead (thousands of bpd)	189	184
Gross margin per barrel of pipeline throughput (cents) (2)(3)	35.9	40.1
Average crude oil price (per barrel)	$94.25	$78.79

(1)	Excludes amounts attributable to equity interests which are not consolidated.
(2)

In July 2010, the Partnership acquired additional interests in the Mid-Valley and West Texas Gulf crude oil pipelines, which previously had been recorded as equity investments. The Partnership obtained a controlling financial interest as a result of these acquisitions and began accounting for these entities as consolidated subsidiaries from their respective acquisition dates. Volumes for the three months ended March 31, 2011 of 656 thousand bpd, and the related gross margin, have been included in the crude oil pipeline throughput and gross margin per barrel of throughput. The amounts presented for the three month period ended March 31, 2010 exclude amounts attributable to these systems.

(3)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by pipeline throughput.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended March 31,
	2011	2010
	(in millions)
Net Income attributable to Sunoco Logistics Partners L.P.	$48	$43
Add: Interest expense, net	20	15
Add: Depreciation and amortization	18	15
Add: Provision for income taxes	5	—

EBITDA(1)	91	73
Less: Interest expense, net	(20)	(15)
Less: Maintenance capital expenditures	(3)	(4)
Less: Provision for income taxes	(5)	—

Distributable cash flow(1)	$63	$54

(1)

Management of the Partnership believes EBITDA and distributable cash flow information enhances an investor’s understanding of a business’ ability to generate cash for payment of distributions and other purposes. EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures of other businesses. Reconciliations of these measures to the comparable GAAP measure are provided in the tables accompanying this release.